AMENDMENT TO THE GUILFORD MILLS, INC. 1989
           RESTRICTED STOCK PLAN - APPROVED BY STOCKHOLDERS
        OF THE COMPANY AT THEIR NOVEMBER 7, 1991 ANNUAL MEETING

   (Replacements and additions are italicized; no deletions are made)

      The first sentence of Article II of the Restricted Plan shall be amended to read in its entirety as follows:

           "The number of shares of common stock of the Company which may be issued pursuant to the Plan will not exceed, in the aggregate, one million (1,000,000) shares of the presently authorized common stock, $.02 par value per share, of the Company (the "Shares")."

      The first sentence of the third paragraph of Article II of the Restricted Plan shall be amended to read in its entirety as follows:

           "Shares awarded under the Plan shall be either authorized and unissued Shares or Shares previously issued but held in the Company's treasury or both at the discretion of the Company."